Exhibit 99.1

Smart Receipt, Inc

Financial Statements

For the Years Ended December 31, 2013 and 2012

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors

Mobivity Holdings Corp.
Chandler, AZ 85225

We have audited the accompanying balance sheets of SmartReceipt, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the twelve month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2013 and 2012 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
May 19, 2014

SmartReceipt, Inc
Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$96,921	$31,566
Accounts receivable, net of allowance for doubtful accounts of $55,963 and $-0-, respectively	124,318	50,292
Other current assets	5,383	6,107
Total current assets	226,622	87,965

Other assets	9,336	11,371
TOTAL ASSETS	$235,958	$99,336

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$359,292	$344,431
Accrued interest	478	49,559
Accrued and deferred personnel compensation	59,699	46,284
Deferred revenue and customer deposits	194,506	327,055
Convertible debt – related party, net	10,000	520,686
Convertible debt – third party, net	-	425,633
Notes payable – related party	130,000	150,000
Notes payable – third party	203,065	103,774
Derivative liabilities	-	6,750,659
Other current liabilities	292,690	859,125
Total current liabilities	1,249,730	9,577,206

Total liabilities	1,249,730	9,577,206

Commitments and Contingencies (See Note 9)

Stockholders' equity (deficit)
Common stock, $0.001 par value; 60,000,000 and 40,000,000 shares authorized; 133,938 and 6,109,965 shares issued and outstanding	134	6,110
Preferred stock - series A	-	2,253
Preferred stock - series A-1	-	1,542
Preferred stock - series A-2	-	4,806
Preferred stock - series prime	98	-
Preferred stock - series seed	36,011	-
Additional paid-in capital	14,101,326	4,269,009
Accumulated deficit	(15,151,341)	(13,761,590)
Total stockholders' equity (deficit)	(1,013,772)	(9,477,870)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$235,958	$99,336

See accompanying notes to consolidated financial statements.

SmartReceipt, Inc.
Statements of Operations

	Years ended December 31,
	2013	2012
Revenues
Revenues	$832,960	$449,415
Cost of revenues	74,011	25,126
Gross margin	758,949	424,289

Operating expenses
General and administrative	113,439	207,227
Sales and marketing	474,674	605,116
Research and development	886,059	1,129,549
Depreciation	4,902	2,951
Total operating expenses	1,479,074	1,944,843

Loss from operations	(720,125)	(1,520,554)

Other income/(expense)
Interest income	-	-
Interest expense	(905,316)	(784,548)
Change in fair value of derivative liabilities	235,690	1,484,678
Total other income/(expense)	(669,626)	700,130
Loss before income taxes	(1,389,751)	(820,424)
Income tax expense	-	-
Net loss	$(1,389,751)	$(820,424)

Net loss per share - basic and diluted	$(0.11)	$(0.09)

Weighted average number of shares during the period - basic and diluted	12,986,839	8,682,828

See accompanying notes to consolidated financial statements (audited).

SmartReceipt, Inc.
Statement of Stockholders' Equity (Deficit)

	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Series A Convertible		Series A-1 Convertible		Series A-2 Convertible		Series Seed Convertible		Series Prime Convertible		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stock-holders' Equity (Deficit)
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance, December 31, 2011	2,253,246	$2,253	1,541,666	$1,542	4,806,460	$4,806	-	$-	-	$-	6,109,965	$6,110	$3,906,855	$(12,941,166)	$(9,019,600)
Imputed Interest Expense	-	-	-	-	-	-	-	-	-	-	-	-	2,752	-	2,752
Stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	359,402	-	359,402
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(820,424)	(820,424)
Balance, December 31, 2012	2,253,246	2,253	1,541,666	1,542	4,806,460	4,806	-	-	-	-	6,109,965	6,110	4,269,009	(13,761,590)	(9,477,870)
Conversion of Debt to Shares	-	-	-	-	-	-	21,661,459	21,661	32,763	33	7,819	8	2,666,861	-	2,688,563
Adjustment of Derivative Liability Due to Conversion	-	-	-	-	-	-	-	-	-	-	-	-	6,793,640	-	6,793,640
Issuance of Series Seed Preferred Stock for Cash	-	-	-	-	-	-	14,349,910	14,350	-	-	-	-	266,969	-	281,318
Conversion of Series A, A-1, A-2 to Series Prime Stock & Common Stock	(2,253,246)	(2,253)	(1,541,666)	(1,542)	(4,806,460)	(4,806)	-	-	65,532	65	44,663	45	8,491	-	-
Reverse Split 75:1	-	-	-	-	-	-	-	-	-	-	(6,028,509)	(6,029)	6,029	-	-
Imputed Interest Expense	-	-	-	-	-	-	-	-	-	-	-	-	9,661	-	9,661
Stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	80,667	-	80,667
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,389,751)	(1,389,751)
Balance, December 31, 2013	-	$-	-	$-	-	$-	36,011,369	$36,011	98,295	$98	133,938	$134	$14,101,326	$(15,151,341)	$(1,013,772)

See accompanying notes to consolidated financial statements (audited).

SmartReceipt, Inc.
Statements of Cash Flows

	Years ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(1,389,751)	$(820,424)
Adjustments to reconcile net income to net cash:
Stock-based compensation	80,667	359,402
Amortization of debt discount	787,579	706,636
Fair value adjustment to derivative liabilities	(235,690)	(1,484,678)
Imputed interest expense	9,661	2,752
Depreciation expense	4,902	2,951
Allowance for bad debt	73,196	-
Changes in operating assets and liabilities:
Accounts receivable	(147,222)	(396)
Prepaid expenses	1,510	(6,107)
Accounts payable	14,861	132,625
Accrued expenses	(92,828)	494,368
Deferred revenue	(132,549)	(118,366)
Net cash used in operating activities	(1,025,664)	(731,237)

INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(3,653)	(4,758)
Net cash used in investing activities	(3,653)	(4,758)

FINANCING ACTIVITIES
Borrowings on convertible notes payable – related party	338,600	133,000
Borrowings on convertible notes payable – third party	179,859	35,000
Borrowings on notes payable – related party	243,244	480,000
Borrowings on notes payable – third party	175,624	75,000
Proceeds from sale of preferred seed stock	281,318	-
Repayment of notes payable – third party	(123,973)	(20,296)
Net cash provided by financing activities	1,094,672	702,704

Net change in cash	65,355	(33,291)
Cash at beginning of period	31,566	64,857
Cash at end of period	$96,921	$31,566

Supplemental disclosures:
Non-cash transactions:
Debt/Accrued interest converted to equity	$2,688,563	$-
Conversion of accrued compensation to debt – related party	$130,000	$-
Conversion of accrued compensation to debt – third party	$223,265	$124,069
Debt discount recorded due to derivative liability	$278,671	$1,215,544
Extinguishment of derivative due to equity issued	$6,793,640	$-
Conversion of series A preferred stock to common stock	$8,535	$-
Effect of reverse split	$6,029	$-
Transfer of accrued interest to debt	$-	$62,228

See accompanying notes to consolidated financial statements.

SmartReceipt, Inc.

Notes to Financial Statements

1.           Summary of significant accounting policies

Nature of operations

SmartReceipt, Inc (the “Company”) a marketing solutions company whose software products transform traditional retail transaction receipts for into engaging "smart" receipts that feature coupons and special offers for consumers. The Company employs a SaaS-based monthly recurring revenue business model with most of its client base within the Quick Serve Restaurant (QSR) industry. Its customers pay a set monthly fee per location for use of the service. SmartReceipt's solution is compatible with over 80% of Point-of-Sale (POS) systems available in the marketplace today and transmits the printed receipt data from POS systems to SmartReceipt's cloud-based platform, enabling the QSR to store transactional data and dynamically control the receipt content in real-time.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Going concern

The Company’s financial statements have been prepared assuming that they will continue as a going concern.  Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has incurred losses through the year ended December 31, 2013, has a net working capital deficiency as of December 31, 2013, and has an accumulated deficit of $15,151,341 as of December 31, 2013.  These factors among others create a substantial doubt about the Company’s ability to continue as a going concern. The Company is dependent upon sufficient future revenues or obtaining financing in order to meet the Company’s operating cash requirements.  Barring the Company’s generation of revenues in excess of its costs and expenses or its obtaining additional funds from equity or debt financing, the Company will not have sufficient cash to continue to fund the operations of the Company through June 30, 2014.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant estimates used are those related to asset impairments, the valuation and useful lives of depreciable tangible assets, and the valuation allowance of deferred tax assets.  Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.  Cash equivalents primarily represent funds invested in money market funds, bank certificates of deposit and U.S. government debt securities whose cost equals fair market value.  At December 31, 2013 and 2012, respectively, the Company had no cash equivalents.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

We review the terms of the common and preferred stock, warrants and convertible debt we issue to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The fair values of the derivatives are estimated using a Monte Carlo simulation model. The model utilizes a series of inputs and assumptions to arrive at a fair value at the date of inception and each reporting period. Some of the key assumptions include the likelihood of future financing, stock price volatility, and discount rates.

Accounts receivable

Accounts receivable are carried at their estimated collectible amounts. The Company grants unsecured credit to substantially all of its customers.  Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible.  Since the Company cannot necessarily predict future changes in the financial stability of our customers, the Company cannot guarantee that its reserves will continue to be adequate.  The Company’s allowance for doubtful accounts totaled 55,963 and $0at December 31, 2013 and 2012, respectively.

As of December 31, 2013, the Company had one customer customers whose balance represented 89% of accounts receivable.

As of December 31, 2012, the Company had four customers whose balances represented 45%, 22%, 18% and 11% accounts receivable.

Revenue recognition

The Company generates revenue from licensing its software to clients in its software as a service (Saas) model. Our SmartReceipt platform, which is a hosted solution, revenue is principally derived from subscription fees from customers. The subscription fee is billed on a month to month basis with primarily no contractual term and is collected by cash. Cash received in advance of the performance of services is recorded as deferred revenue. The Company recognizes revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain.  The Company considers authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting.

During the year ended December 31, 2013 and 2012, one customer accounted for 32% and 54%, respectively, of our revenues.

Income taxes

We account for income taxes using the assets and liability method, which recognizes deferred tax assets and liabilities determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized. We recognize in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained.

The actual income tax provisions differ from the expected amounts calculated by applying the statutory income tax rate to the Company’s loss before income taxes.  The components of these differences are as follows at December 31, 2013 and 2012:

	12/31/13	12/31/12
Net tax loss carry-forwards	$14,355,685	$14,177,478
Statutory rate	34%	34%
Expected tax recovery	4,880,933	4,820,343
Change in valuation allowance	(4,880,933)	(4,820,343)
Income tax provision	$-	$-

Components of deferred tax asset:
Non capital tax loss carry forwards	$4,880,933	$4,820,343
Less: valuation allowance	(4,880,933)	(4,820,343)
Net deferred tax asset	$-	$-

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires us to develop our own assumptions. This hierarchy requires companies to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, we measure certain financial assets and liabilities at fair value, including our derivative liabilities.

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Preferred stock and warrant derivatives (recurring)	$-	$-	$-	$62,852
Convertible debt derivatives (recurring)	$-	$-	$-	$172,838

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Preferred stock and warrant derivatives (recurring)	$-	$-	$5,817,120	$1,202,673
Convertible debt derivatives (recurring)	$-	$-	$933,539	$282,005

The change in fair value of these liabilities is included in other income (expense) in the statements of operations. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the price of our common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure this liability are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

See Note 3 for a table that provides a reconciliation of the derivative liabilities from December 31, 2011 to December 31, 2013.

Recently adopted accounting pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

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Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No.  2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

2.  Deferred revenue

Deferred revenue from all customers was $194,506 and $327,055 for the years ended December 31, 2013 and 2012, respectively.

In November 2010, the Company entered into a Resale Purchase Agreement with NCR Government Systems (“NCR”). Pursuant to the agreement, the Company granted NCR a license to use certain of its software for a period of five years. Consideration for the license consisted of $530,000 in cash, all of which was collected in 2010. The Company is recognizing the $530,000 received for the license over five years.  The Company recognized revenue of $120,000 and $120,000 for the years ended December 31, 2013 and 2012, respectively, related to this transaction, and deferred revenue at December 31, 2013 and 2012 from NCR totaled $191,042 and $307,990, respectively.

3. Derivative Liabilities

Related to convertible notes payable

As discussed in Note 4 under Convertible Notes, we previously issued convertible notes payable that included down round price protection. On November 4, 2013, we converted all of the outstanding convertible notes payable into Series Seed preferred stock, Series Prime preferred stock and common stock. At that time, the derivative liabilities related to the down round protection totaling $1,039,372 were reclassified to equity.

Related to preferred stock and preferred stock warrants

Series A, Series A-1, and Series A-2 preferred stock, as well as Series A-2 warrants included down round protection. We recorded derivative liabilities related to the down round price protection on the common shares and the warrants at the issuance date for each security and recorded a fair market value adjustment at the end of each reporting period. On November 4, 2013, we converted all of the Series A, Series A-1, and Series S-2 preferred stock into Series Seed preferred stock, Series Prime preferred stock and common stock. At that time, the derivative liabilities related to the down round protection totaling $5,754,268 were reclassified to equity.

Summary

The fair values of our derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date using a Monte Carlo simulation discussed below.

At December 31, 2013 and 2012, we recorded current derivative liabilities of $0 and $6,750,659, respectively, which are detailed by instrument type in the table below.

The net change in fair value of the derivative liabilities for the years ended December 31, 2013 and 2012 was a gain of $235,690 and a gain of $1,484,678, respectively.

The following table presents the derivative liabilities by instrument type as of December 31, 2013 and 2012:

	December 31,
Derivative Value by Instrument Type	2013	2012
Convertible Bridge Notes	$-	$933,539
Preferred Stock and Warrants	-	5,817,120
	$-	$6,750,659

The following table presents details of the Company’s derivative liabilities from December 31, 2011 to December 31, 2013:

Balance December 31, 2011	$7,019,793
Issuances of derivative due to new convertible notes	1,215,544
Change in fair market value of derivative liabilities	(1,484,678)
Balance December 31, 2012	$6,750,659
Issuances of derivative due to new convertible notes	278,671
Adjustment to derivative liability due to note conversion into equity	(1,039,372)
Adjustment to derivative liability due to share conversion into equity	(3,799,638)
Adjustment to derivative liability due to warrant conversion into equity	(1,954,630)
Change in fair value of derivative liabilities	(235,690)
Balance December 31, 2013	$-

An independent valuation expert calculated the fair value of the compound embedded derivatives using a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

Key inputs and assumptions used in valuing our derivative liabilities are as follows for issuances of derivatives due to notes, preferred stock and preferred warrants:

·	Stock prices on all measurement dates were based on a 409A common stock valuation as of December 31, 2010
·	The probability of a future equity financing event triggering the down round protection was estimated at 100%
·	Computed volatility ranging from 85.03% to 106.54%
·	Risk free rates ranging from 0.49 to 2.01%

The Company recorded derivative liabilities as a result of: (i) the down round price protection in the preferred stock and warrants; and (ii) the down round price protection in the convertible debt. These liabilities were valued with the assistance of a valuation consultant using a Monte-Carlo simulation model. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the Company’s common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure these liabilities are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

4. Notes Payable

Summary

Prior to December 31, 2011 we had $775,000 in notes payable outstanding to various investors of which the notes did not include a convertible feature.  In May 2012 and August 2012 we issued another $618,000 in notes, and converted this principal of $1,393,000 and $62,228 in accrued interest into a series of convertible notes payable at 5% interest.  The convertible notes contained down round and we recorded discounts to the convertible notes. The discounts were amortized to interest expense over the term of the convertible notes using the effective interest method. We determined that the down round protection represented embedded derivative features, and these were recorded as derivative liabilities at their respective issuance dates with the offset to debt discounts, which in turn were amortized into interest expense over the term of the attached note. See Note 3.

We issued notes payable of $45,000 and $105,000 in 2011 and 2012, respectively, to the Company’s CEO.  These were emergency bridge loans referred to as “Accounts Payable Notes”.  These notes carried 8% interest and were not convertible.

In 2012 we issued promissory notes to three employees for deferred compensation of $124,069.  These notes carried no interest and were not convertible.  During the year ended December 31, 2012 payments of $20,296 were made, leaving a balance at year-end of $103,773. In 2013 we issued promissory notes to 5 employees for deferred compensation and settlements of 353,265; of which $130,000 are considered related party transactions.  During the year ended December 31, 2013, payments of $123,973 were made, leaving a balance of $333,065.  As these notes do not bear interest, the Company imputed interest at a rate of 8% on these promissory notes of $9,661 and $2,752 for the years ended December 31, 2013 and 2012, respectively.

The following table summarizes information relative to the outstanding notes at December 31, 2013 and 2012:

	December 31,
	2013	2012
Convertible notes payable – related party	$10,000	$809,944
Convertible notes payable – third party	-	645,284
Less unamortized discounts:	-	(508,909)
Convertible notes payable, net of discounts	10,000	946,319
Accounts payable notes	-	150,000
Settlement Notes – related party	130,000	-
Settlement Notes – third party	147,500	-
Deferred compensation promissory notes	55,565	103,774
Bridge notes payable, net of discounts	$343,065	$1,200,093

Following is a detailed discussion of the note transactions.

Convertible and Non-Convertible Notes

As of January 1, 2012, the principal balance on our outstanding notes totaled $775,000. The notes carried 5% interest and were not convertible.  In January 2012 we issued additional notes in the aggregate of $75,000.  In February 2012 we issued additional notes in the aggregate of $50,000.  In March 2012 we issued additional notes in the aggregate of $25,000.  In April we issued additional notes in the aggregate of $75,000.  In May we issued additional notes in the aggregate of $225,000.  On May 18, 2012 the combined principal of $1,225,000 and interest of $62,228 was converted into the 2012 convertible notes payable with a new aggregate principal balance of $1,287,228.  These notes carried 5% interest and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of one year from date of issue. As a result of this issuance a derivative was issued with the fair value of $1,109,128 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $419,342 and $689,786 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $419,342, respectively.

In August 2012 an additional convertible note in the amount of $30,000 was issued. This note carried 5% interest and was automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of May 18, 2013. As a result of this issuance a derivative was issued with the fair value of $19,660 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $9,902 and $9,758 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $9,902, respectively.

In November 2012, we issued additional convertible notes in the aggregate of $40,000.  These notes carried 5% interest and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of one year from issuance. As a result of this issuance a derivative was issued with the fair value of $23,367 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $19,728 and $3,639 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $19,728, respectively.

In December 2012, we issued additional convertible notes in the aggregate of $98,000. These notes carried 5% interest and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of one year from issuance. As a result of this issuance a derivative was issued with the fair value of $63,389 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $59,937 and $3,452 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $59,937, respectively.

In February 2013 we issued additional convertible notes in the aggregate of $292,637.  These notes carried 10% interest and held a maturity date of June 1, 2013 and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price. As a result of this issuance a derivative was issued with the fair value of $155,117 which was recorded as a derivative liability with the offset as a debt discount.  During the year ended December 31, 2013, $155,117 was recorded as amortization into interest expense.

In April 2013 we issued additional convertible notes in the aggregate of $167,221.  These notes carried 10% interest and held a maturity date of June 1, 2013 and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price. As a result of this issuance a derivative was issued with the fair value of $92,183 which was recorded as a derivative liability with the offset as a debt discount.  During the year ended December 31, 2013, $92,183 was recorded as amortization into interest expense.

In May 2013 we issued additional convertible notes in the aggregate of $58,600.  These notes carried 10% interest and held a maturity date of June 1, 2013 and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price. As a result of this issuance a derivative was issued with the fair value of $31,371 which was recorded as a derivative liability with the offset as a debt discount.  During the year ended December 31, 2013, $31,371 was recorded as amortization into interest expense.

In June 2013 we issued additional non-convertible notes in the aggregate of $58,600.  These notes carried 10% interest and held a maturity date of July 5, 2013.

In July 2013 we issued additional non-convertible notes in the aggregate of $82,000.  These notes carried 10% interest and held a maturity date of July 15, 2013.

In August 2013 we issued additional non-convertible notes in the aggregate of $33,000.  These notes carried 10% interest and held a maturity date of August 1, 2013.

In September 2013 we issued additional non-convertible notes in the aggregate of $85,000.  These notes carried 10% interest and held a maturity date of September 18, 2013.

On November 4, 2013, in conjunction with the reverse split and recapitalization, the convertible and non-convertible notes and accrued interest were converted into shares of common stock, series seed preferred, series prime preferred.  Principal and interest outstanding of $2,523,563 was converted into $1,194,219 series prime preferred, $1,044,359 series seed preferred, and $284,985 into common stock.

During the years ended December 31, 2013 and 2012, we recorded convertible note discount amortization to interest expense of $787,579 and $706,636, respectively.

Accounts Payable Notes

As of January 1, 2012 the principal balance on our accounts payable notes totaled $45,000.  These notes were issued to our CEO for emergency capital to cover key payables.  The notes carried 8% interest and were not convertible, holding a maturity date of May 18, 2013.  In May 2012 we issued an additional note in the amount of $5,000.  In August 2012 we issued an additional note in the amount of $25,000.  In September we issued additional notes in the aggregate of $50,000.  In October 2012 we issued an additional note in the amount of $25,000.

On November 4, 2013, in conjunction with the reverse split and recapitalization, the accounts payable notes principal and accrued interest of $165,000 were converted into series seed preferred.

Deferred Compensation Promissory Notes

In 2012 we issued a series of promissory notes in exchange for deferred compensation.  These notes carried no interest and carried variable maturity dates.  In August 2012 we issued a promissory note in the amount of $70,748.  In September 2012 we issued a promissory note in the amount of $15,417.  In October we issued a promissory note in the amount of $37,904.  In 2012 payments of $20,296 were made against the promissory notes. In December 2013 we issued additional promissory notes in the aggregate of $63,265. In 2013 payments of $111,473 were made against the promissory notes

Settlement Notes

In November 2013 we entered into notes payable with certain former employees in settlement of amounts purported to be due for compensation and loan repayment.  These notes had a maturity date of December 31, 2014, and were secured by the assets of the company.  Notes were issued in the aggregate of $290,000 of which $130,000 was issued to two related party individuals and $160,000 was issued to a third party individual.  One repayment of $12,500 was made in December 2013.

As the deferred compensation and settlement notes do not bear interest, the Company imputed interest at a rate of 8% on these promissory notes of $9,661 and $2,752 for the years ended December 31, 2013 and 2012, respectively.

Summary of Notes Payable and Accrued Interest

The following table summarizes our notes payable and accrued interest as of December 31, 2013 and 2012:

	Notes Payable		Accrued Interest
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Convertible and non-convertible notes, net of discounts	$10,000	$946,320	$478	$42,870

Accounts payable notes	-	150,000	-	6, 689

Deferred compensation notes	55,565	103,773	-	-

Settlement notes	277,500	-	-	-

Totals	$343,065	$1,200,093	$478	$49,559

Interest Expense

The following table summarizes interest expense for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
Amortization of note discounts	$787,579	$706,636
Interest expense	108,076	75,160
Imputed interest expense	9,661	2,752
	$905,316	$784,548

5.  Equity

Common and Preferred Stock

2012

As of December 31, 2012 and December 31, 2011 the Company had 14,711,337 shares issued and outstanding.

Convertible Preferred Stock Series A (“Series A”) shares were sold during 2007 for $0.385 per share and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $1.00 per share on a pro-rata basis along with common stock holders.  Each share of Series A stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Stock Series A-1 (“Series A-1”) shares were sold during 2008 for $0.42 per share and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A-1 stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $1.00 per share on a pro-rata basis along with common stock holders.  Each share of Series A-1 stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Stock Series A-2 (“Series A-2”) shares were sold during 2009 and 2010 for $0.486 per share and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A-2 stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $1.00 per share on a pro-rata basis along with common stock holders.  Each share of Series A-2 stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Stock Series A-2 Warrants (“Series A-2 Warrants”) were sold during 2009 and 2010 attached to the Series A-2 shares and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A-2 Warrants were entitled to receive dividends at the same rate as common shares. Each Series A-2 Warrant is convertible at the original exercise price into common shares at any time.

No shares were issued during the year ended December 31, 2012.

2013

As of December 31, 2013 and December 31, 2012 the Company had 36,243,560 and 14,711,337, respectively, of shares issued and outstanding.

Convertible Preferred Series Prime (“Series Prime”) shares were sold during 2013 for $36.45 per share and were convertible into common stock at that rate. Holders of the Series Prime shares, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $75.00 per share on a pro-rata basis along with common stock holders.  Each share of Series Prime stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Series Seed Series (“Series Seed”) shares were sold during 2013 for $0.05583 per share and were convertible into common shares at that rate.  Holders of the Series Seed stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders.  Each share of Series Seed stock is convertible into common shares at any time at the original purchase price.

On November 4, 2013, in an effort to recapitalize the Company, the Series A shares of 2,253,246, with a value of $2,253, the Series A-1 shares of 1,541,666, with a value of $1,542 and the Series A-2 shares of 4,806,460, with a value of $4,806 were converted into 65,532 shares of Series Prime shares with a value of $66 and 44,663 shares of common stock with a value of $45; the remaining balance of value of $8,491 was recorded to additional paid-in-capital.  In addition, 14,349,910 shares of Series Seed shares were sold to investors for cash of $281,319.

On November 4, 2013, at the same time as the recapitalization transaction, principal and accrued interest totaling $1,194,219 was converted into 32,763 shares of Series Prime.  In addition, $284,985 of principal and accrued interest was converted into 7,819 shares of Common Stock. Finally, $1,209,359 of principal and accrued interest was converted into 21,661,459 shares of Series Seed. As a result of these conversions, the associated derivatives with the debt balances were settled into additional paid in capital in the amounts of $1,039,372 for the debt, $3,799,638 for the preferred shares and $1,954,630 for the preferred warrants.

On November 4, 2013, the 4,111,103 Series A-2 Warrants were primarily cancelled, except for 10,418 post-split Warrants which were converted into Common Stock Warrants with an exercise price of $36.45 into shares of common stock.  The common stock warrants included down round protection.  The fair value of the common stock warrants was $104.  Key inputs and assumptions used in valuing our common stock warrants were as follows:

·	Stock prices on all measurement dates were based on a 409A common stock valuation as of December 31, 2010
·	The probability of a future equity financing event triggering the down round protection was estimated at 100%
·	Computed volatility ranging from 55.08% to 85.03%
·	Risk free rates ranging from 0.60 to 0.78%

On November 4, 2013, the Company completed a 75 to 1 reverse split of its common stock which transferred the amount of $6,029 from Common Stock to additional paid in capital.

Additional Paid-in-capital

During the years ended December 31, 2013 and 2012, we imputed interest on debt of $9,661 and $2,752, respectively.

Stock-based Plans

We have the 2004 Incentive Stock Option Plan under which we have granted stock options to our directors, officers and employees. At December 31, 2013, 6,085,015 shares were authorized under the plans and 261,716 shares were available for future grant.

We believe that such awards better align the interests of our directors, officers and employees with those of our shareholders. Option awards are generally granted with an exercise price that equals the fair market value of our stock at the date of grant. These option awards generally vest based on four years of continuous service and have 10-year contractual terms.

The following table summarizes stock option activity under our stock-based plans as of and for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at December 31, 2011	4,287,713		$0.11
Granted	1992,800		$0.13
Exercised	-		$-
Canceled/forfeited/expired	(15,014)		$0.30
Outstanding at December 31, 2012	6,265,499		$8.81	6.61	$968,941
Granted	-		$-
Exercised	-		$-
Canceled/forfeited/expired	(13,165)		$7.54
Split Adjustment	(5,568,562)	$
Outstanding at December 31, 2013	69,751		$9.05	5.72	$793,862
Expected to vest at December 31, 2013	4,724		$15.00	8.25	$28,852
Exercisable at December 31, 2013	65,026		$8.62	5.53	$765,010
Unrecognized expense at December 31, 2013	$77,464

The aggregate intrinsic value of options was calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock. At December 31, 2013, no options to purchase shares of common stock were in-the-money.

The weighted average grant-date fair value of options granted during the years 2013 and 2012 was $0.00 and $0.23, respectively.

On January 1, 2012 the Company granted eight employees 6,369 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 100% immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 114.98% and a call option value of $16.33 was $103,988.

On January 1, 2012 the Company granted one employee 666 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 100% immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 114.94% and a call option value of $16.74 was $11,147.

On February 6, 2012 the Company granted one employee 99 options to purchase shares of Company common stock at the price of $22.50 per share.  The options vest 100% immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 107.91% and a call option value of $15.50 was $1,534.

On February 6, 2012 the Company granted one employee 99 options to purchase shares of Company common stock at the price of $22.50 per share.  The options vest 25% at one year, then 1/48 per month for 48 months thereafter. The total estimated value using the Black-Scholes Model, based on a volatility rate of 104.14% and a call option value of $16.15 was $1,598.

On August 23, 2012 the Company granted two employees 1,999 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest 1/24 per month for 24 months. The total estimated value using the Black-Scholes Model, based on a volatility rate of 105.18% and a call option value of $17.78 was $35,539.

On August 31, 2012 the Company granted two employees 231 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 107.98% and a call option value of $17.78 was $4,074.

On September 15, 2012 the Company granted one employee 999 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 1/12 per month for 12 months. The total estimated value using the Black-Scholes Model, based on a volatility rate of 106.97% and a call option value of $17.06 was $17,030.

On September 15, 2012 the Company granted one employee 205 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 107.92% and a call option value of $17.64 was $3,616.

On September 30, 2012 the Company granted eleven employees 8,818 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 108.31% and a call option value of $17.65 was $155,624.

On October 2, 2012 the Company granted eight employees 2,928 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 106.29% and a call option value of $17.01 was $49,681.

On October 2, 2012 the Company granted four employees 3,463 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 1/48 per month for 48 months. The total estimated value using the Black-Scholes Model, based on a volatility rate of 103.59% and a call option value of $17.31 was $59,961.

On October 2, 2012 the Company granted one employee 399 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 25% at one year, 1/48 per month for 48 months thereafter. The total estimated value using the Black-Scholes Model, based on a volatility rate of 103.59% and a call option value of $17.35 was $6,922.

On October 2, 2012 the Company granted one employee 266 options to purchase shares of Company common stock at the price of $22.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 103.59% and a call option value of $15.38 was $4,091.

Stock-based Compensation Expense

The impact on our results of operations of recording stock-based compensation expense for years ended December 31, 2013 and 2012 was as follows:

	Years ended December 31,
	2013	2012

General and administrative	$11,293	$50,316
Sales and marketing	24,200	107,821
Engineering, research, and development	45,174	201,265
Total	$80,667	$359,402

As of December 31, 2013, there was approximately $77,464 of unearned stock-based compensation that will be expensed from 2014 through 2016. If there are any modifications or cancellations of the underlying unvested awards, we may be required to accelerate, increase or cancel all or a portion of the remaining unearned stock-based compensation expense. Future unearned stock-based compensation will increase to the extent we grant additional equity awards.

Stock Option Valuation Assumptions

We calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The ranges of assumptions were used for the years ended December 31, 2013 and 2012:

	Years ended December 31,
	2013	2012
Risk-free interest rate	N/A	0.54% to 01.14%
Expected life (years)	N/A	3.71 to 6.33
Dividend yield	N/A	0%
Expected volatility	N/A	73.33% to 82.82%

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of our employee stock options.

The expected life of the stock options represents the weighted-average period that the stock options are expected to remain outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

The dividend yield assumption is based on our history of not paying dividends and no future expectations of dividend payouts.

The expected volatility prior to 2013 is based on the historical volatility of publicly traded surrogates in our peer group.

6.  Commitments and contingencies

The Company had no operating leases or other commitments with terms in excess of one year as of December 31, 2013 and 2012, except as noted below.

Office lease

The Company has a lease agreement for 3,310 square feet, as amended, for its office facilities in Santa Barbara, CA through September 2014.  Monthly rental payments, excluding common area maintenance charges, are $5,814 in 2014

At December 31, 2013, future minimum payments under the operating lease total $52,325.

Rent expense under the lease agreement for the years ended December 31, 2013 and 2012 totaled $72,382 and $79,440, respectively.

7.  Related party transactions

In May 2012, the company issued a convertible note payable to Jay Ferro, then CEO and greater than 10% shareholder in the amount of $75,000.

In May 2012, the company issued a convertible note payable to Michael Howe, greater than 10% shareholder in the amount of $317,600.

In May 2012, the company issued a convertible note payable to Arthur J. Rice, greater than 10% shareholder in the amount of $132,000.

In May 2012, the company issued a convertible note payable to Dave Chambers, greater than 10% shareholder in the amount of $126,456.

From May through October 2012, the company issued non-convertible notes payable (the “accounts payable notes”) to Jay Ferro, CEO and greater than 10% shareholder in the aggregate of $105,000.

In November and December 2012, the company issued a series of convertible notes payable to Arthur J. Rice, greater than 10% shareholder in the aggregate amount of $48,000.

In December 2012 the company issued a convertible note payable, Jay Ferro, CEO and greater than 10% shareholder in the amount of $10,000.

From February to September 2013, the company issued a series of convertible and non-convertible notes payable to Arthur J. Rice, greater than 10% shareholder in the aggregate amount of $185,951.

From February to September 2013, the company issued a series of convertible and non-convertible notes payable to Eric Kanowski, CEO in the aggregate amount of $132,893.

From February to September 2013, the company issued a series of convertible and non-convertible notes payable to Dave Chambers, greater than 10% shareholder in the aggregate amount of $211,411.

In February through May 2013, the company issued a series of convertible notes payable to Michael Howe, greater than 10% shareholder in the aggregate amount of $97,500.

In November 2013, the company issued a note payable to Jay Ferro, former (at that time) CEO and greater than 10% shareholder in the amount of $60,000.

In November 2013, the Company sold 11,067,041 shares of Series Seed Preferred Stock to 6 related party investors for net cash receipts of $216,961.

8.  Subsequent events

On May 20, 2013, Mobivity Holdings Corp. (“Mobivity”) acquired the assets of the Company, pursuant to an asset purchase agreement dated March 12, 2014, between Mobivity, the Company, and the members of the Company. Pursuant to the asset purchase agreement, Mobivity acquired all of the assets of the Company, and assumed a commercial lease, in consideration of Mobivity’s payment of $2,368,019 and issuance of 504,884 shares of Mobivity common stock, and an earn-out payment described below. The assets and liabilities acquired from the Company consisted of, accounts receivable, deferred revenues, all rights under all contracts other than excluded contracts, and all technology and intellectual property rights.

The Company’s earn-out payment of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”).  The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated SmartReceipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of SmartReceipt products and services to Company clients who are not designated SmartReceipt clients.  The earn-out payment will be payable in common shares of the Company (valued at the Closing VWAP) no later than the 90th day following the end of the earn-out period.  For purposes of the foregoing, the “Closing VWAP” means the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the initial close of the transactions under the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, SmartReceipt has agreed that 50% of the shares issuable to SmartReceipt or its shareholders at the initial closing will be held back by the Company for a period of 12 months and will be subject to cancellation based on indemnification claims of the Company.

The asset purchase agreement contains customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement. The Company and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of the Company, except in each case on behalf of Mobivity.